EXHIBIT 10.1

AMENDMENT 2019-1 to the

REPUBLIC BANCORP, INC. AND SUBSIDIARIES

NON-EMPLOYEE DIRECTOR AND KEY EMPLOYEE

DEFERRED COMPENSATION PLAN

(as adopted November 18, 2004 and then

amended and restated on March 16, 2005, March 19, 2008 and again on January 24, 2018)

This is Amendment 2019-1 to Republic Bancorp, Inc. And Subsidiaries Non-Employee Director and Key Employee Deferred Compensation Plan (the “Plan”).

Recitals

A.	The Company adopted the Plan and has reserved the right in Section 16 thereof to amend it by action of its Board of Directors.

B.	In connection with establishing a new administrative service platform for the Plan, the Company wishes to amend certain provisions to fit that platform’s structure.

Amendments

1.	Section 7 of the Plan is hereby amended so that as amended it shall read in its entirety as follows to allow for crediting of fractional Stock Units:

7.

Deferred Compensation Account.  The Company shall maintain a bookkeeping account and relevant subaccounts to which deferred compensation and any Stock Credits or Company Match amounts of each Participant shall be credited at the end of each calendar month after such compensation is deferred (each a “Deferred Compensation Account”).  At the end of each fiscal quarter, the amounts credited to each Deferred Compensation Account and subaccount shall be converted into whole stock units (“Stock Units”) equivalent in value to shares of Class A common stock of the Company (“Stock”).  The conversion of deferred compensation into whole and fractional Stock Units will be made on the basis of the Fair Market Value of the Stock on the last business day of each fiscal quarter.

2.

Section 8 of the Plan is hereby amended so that as amended it shall read in its entirety as follows to allow for crediting of Dividend Equivalents on the dividend payment date in whole and fractional Stock Units:

8.Dividend Equivalent.  During the term of deferral, the Stock Units standing to the credit of each Participant’s Deferred Compensation Account shall be credited with an amount equal to the cash dividends that would have been paid on the number of Stock Units in such Deferred Compensation Account if such Stock Units were deemed to be outstanding shares of Stock (“Dividend Equivalents”).  Dividend Equivalents credited to Stock Units shall be converted to additional whole or fractional Stock Units and credited to Participant’s Deferred Compensation

Account at the date the dividend is otherwise paid to shareholders.  The conversion of Dividend Equivalents into Stock Units shall be made on the basis of the Fair Market Value of the Stock on the applicable date.

3.	This amendment shall be effective as of January 2, 2020. In all other respects, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, to evidence due adoption of this Amendment 2019-1, an authorized officer of the Company has signed it below.

Republic Bancorp, Inc.
By: /s/ Kevin Sipes Kevin Sipes
Title: Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Date: September 18, 2019